Exhibit 11.1

                             EVEREST RE GROUP, LTD.
          (Successor Registrant of Everest Reinsurance Holdings, Inc.)
                        COMPUTATION OF EARNINGS PER SHARE
              For The Years Ended December 31, 2001, 2000 and 1999
                             (Dollars in thousands)
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
                                            Years Ended December 31,
                                    ----------------------------------------
                                       2001           2000           1999
                                    ----------     ----------     ----------
Net Income (Numerator)              $   99,018     $  186,379     $  158,061
                                    ==========     ==========     ==========

Weighted average common
 and effect of dilutive
 shares used in the
 computation of net
 income per share:
 Average shares outstanding
  - basic (denominator)             46,173,895     45,873,232     48,508,815
  Effect of dilutive shares:
   Options outstanding                 914,630        471,951        176,542
   Options exercised                     7,251         12,780            253
   Options cancelled                    17,963            540            135
                                    ----------     ----------     ----------
 Average share outstanding
  - diluted (denominator)           47,113,739     46,358,503     48,685,745


Net Income per common share:
  Basic                             $     2.14     $     4.06     $     3.26
  Diluted                           $     2.10     $     4.02     $     3.25
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